Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of registered securities of Curis, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our bylaws and applicable provisions of the Delaware General Corporate Law (the “DGCL”). You should read our certificate of incorporation and by-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 101,250,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Exchange Act.
Common Stock
Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. Except when a larger vote is required by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. The presence in person or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders.
Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.
Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.
Other Rights. Holders of the common stock have no right to convert the stock into any other security, have the stock redeemed, purchase additional stock, or maintain their proportionate ownership interest and there are no sinking fund provisions applicable to our common stock. The rights preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue.
Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. Our board of directors is authorized to fix the designation of the series, the number of authorized shares of the series, dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, powers, preferences and limitations applicable to each series of preferred stock. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board may determine not to seek stockholder approval.
A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred shares based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
Provisions of Our Certificate of Incorporation and By-laws and the Delaware Law That May Have Anti-Takeover Effects
Board of Directors. Our by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.

Removal of Directors by Stockholders. Our by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of our capital stock issued, outstanding and entitled to vote.
Advance Notice Provisions. Our by-laws provide that a stockholder must notify us in writing of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders not earlier than the 90th day and not later than the 60th day prior to such meeting; provided, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, such nomination shall have been mailed or delivered to the Secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first.
No Action by Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders; and that the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, the provision of our certificate of incorporation prohibiting stockholders from acting by written consent.
Amendment to Bylaws. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote. In addition, the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with the provisions of our by-laws related to the powers, number, term, classification, committees, the conduct of business at meetings, action by written consent, removal and filling of vacancies with respect to our board of directors; the calling of special meetings of stockholders; the nomination of directors; notice of business at an annual meeting and any provision relating to the amendment of any of these provisions.
Delaware Business Combination Statute. Section 203 of the DGCL is applicable to us. Section 203 of the DGCL restricts some types of transactions and business combinations between a corporation and a 15% stockholder. A 15% stockholder is generally considered by Section 203 to be a person owning 15% or more of the corporation’s outstanding voting stock. Section 203 refers to a 15% stockholder as an “interested stockholder.” Section 203 restricts these transactions for a period of three years from the date the stockholder acquires 15% or more of our outstanding voting stock. With some exceptions, unless the transaction is approved by the board of directors and the holders of at least two-thirds of the outstanding voting stock of the corporation, Section 203 prohibits significant business transactions such as:

•	a merger with, disposition of significant assets to or receipt of disproportionate financial benefits by the interested stockholder, and

•	any other transaction that would increase the interested stockholder’s proportionate ownership of any class or series of our capital stock.

The shares held by the interested stockholder are not counted as outstanding when calculating the two-thirds of the outstanding voting stock needed for approval.
The prohibition against these transactions does not apply if:

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prior to the time that any stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction in which such stockholder acquired 15% or more of our outstanding voting stock, or

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the interested stockholder owns at least 85% of our outstanding voting stock as a result of a transaction in which such stockholder acquired 15% or more of our outstanding voting stock. Shares held by persons who are both directors and officers or by some types of employee stock plans are not counted as outstanding when making this calculation.